Exhibit 16.1

March 20, 2007
Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549
Ladies and Gentlemen:
     We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the change in auditor to be filed by our former client, U.S. Wireless Data, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours, /s/Friedman LLP Friedman LLP

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